Exhibit 99.1

Contact: Amedisys, Inc. Investor Relations 855.259.2046 IR@amedisys.com

Amedisys Announces Retirement of Donald A. Washburn and Welcomes Three New Directors

BATON ROUGE, La., October 23, 2019 – Amedisys Inc. (NASDAQ:AMED), a leading independent home health, hospice and personal care company, announced today that after more than 15 years of distinguished service and leadership, including five years as Chairman, Donald A. Washburn is retiring as Chairman of the Board and will not seek reelection at the 2020 Annual Meeting. The Board unanimously elected President and Chief Executive Officer, Paul Kusserow, as the Chairman of the Board and Richard A. Lechleiter as Lead Independent Director, effective immediately.

Mr. Washburn joined the Amedisys Board of Directors on April 27, 2004 and has served as the Chairman of the Board since 2014. During his tenure, Mr. Washburn also served as Co-Chairman of the Board of Directors and as the Independent Lead Director.

“We would not be the company we are today without Don’s leadership, and the numerous and lasting contributions that he has made to Amedisys are incalculable,” stated President and CEO Paul Kusserow. “He has played an integral role in setting our culture of quality and compliance, and was instrumental in bringing in new management to the company. I am extremely grateful for his leadership and commitment to Amedisys.” Kusserow further stated, “Don has also served as a highly trusted and effective mentor to many on our management team, myself included, and will be missed both personally and professionally when he leaves our Board.”

Amedisys also announced that it will add three new members to its Board of Directors. Effective November 1, 2019, Dr. Molly J. Coye, Vickie L. Capps and Teresa L. Kline will join the Board.

“I also want to welcome our fantastic three new directors,” stated Mr. Kusserow. “Dr. Coye, Ms. Capps and Ms. Kline bring vast and diversified healthcare and leadership experience as well as new perspectives to help Amedisys continue to innovate as we become the solution for those who want to age in place.”

Dr. Molly Coye is a highly respected physician leader, senior executive and acknowledged thought leader with broad experience using digital solutions to innovate health provider systems and supporting emerging technologies in healthcare.

Vickie L. Capps has long excelled at executive leadership, strategic business development, corporate finance and accounting, capital markets and investor relations, operations and corporate governance.

Teresa L. Kline is a seasoned healthcare executive with payor and provider experience as well as expertise in managed care, physician practice management and outpatient facility operations.

Full bios of the new directors are available in the Amedisys Form 8-K filed with the Securities and Exchange Commission on October 23, 2019.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 21,000 employees in 471 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to realize the anticipated benefits of the acquisition of Compassionate Care Hospice, our ability to comply with requirements stipulated in the Compassionate Care Hospice corporate integrity agreement, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

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